EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MGI PHARMA, INC. :

We consent to the incorporation by reference in the Registration Statements (Nos. 2-94654, 33-13785, 33-23098, 33-23099, 33-65026, 33-79024, 333-38453, 333-57691, 333-36658, 333-92458, 333-103970 and 333-110083) on Form S-8 and Registration Statements (Nos. 333-09681, 333-33198, 333-42140, 333-50542, 333-58930, 333-73206, 333-101745, 333-106179, 333-107752, 333-108369 and 333-114325) on Form S-3 of MGI PHARMA, Inc. of our reports dated February 6, 2004, with respect to the balance sheets of MGI PHARMA, Inc. as of December 31, 2002 and 2003 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, which reports appear in Amendment No. 1 on Form 10-K/A to the Annual Report of MGI PHARMA, Inc. for the fiscal year ended December 31, 2003.

/s/ KPMG LLP

Minneapolis, Minnesota
July 22, 2004